EXHIBIT 99.2

Pro Forma Condensed  Combined  Financial  Information for Standard  Microsystems Corporation and Subsidiaries (SMSC) and BridgeCo, Inc. (BridgeCo)

Index - Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation

The unaudited pro forma condensed combined financial information is based on the assumptions set forth in the notes to such information.  The unaudited pro forma adjustments  made  in the  compilation  of the  unaudited  pro  forma  financial information  are based  upon available  information  and  assumptions  that the Company  considers to be  reasonable,  and have been made solely for purposes of developing  such  unaudited pro forma  financial  information  for  illustrative purposes in compliance  with the disclosure  requirements  of the Securities and Exchange  Commission.  The  unaudited  pro forma  condensed  combined  financial information  does not purport to be indicative of the results of operations  for future periods or the combined  financial position or the operating results that would have  occurred  had the  transaction  occurred on the dates  assumed.  The actual operating results for BridgeCo have been  consolidated  with the Company's operating results for all periods subsequent to the acquisition date of May 19, 2011.

The  unaudited pro forma  condensed  combined  statement of operations  included herein  does  not  reflect  any  potential  cost  savings  or  other   operating efficiencies that could result from the transaction.

Under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 350, “Intangibles — Goodwill and Other” (“ASC 350”), goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual or event-based impairment tests.  Intangible assets with finite lives are amortized over their estimated useful lives.

The Company did not present a May 31, 2011 unaudited pro forma condensed combined balance sheet as BridgeCo was included within SMSC’s unaudited condensed consolidated balance sheet as of May 31, 2011 as reported in the Company’s Form 10-Q filed on June 30, 2011.

The unaudited pro forma condensed  combined statement of operations of SMSC for the three months ended May 31, 2011 and the fiscal year ended February 28, 2011 and BridgeCo for the three months ended March 31, 2011 and the fiscal year ended December 31, 2010 gives effect to the  acquisition of BridgeCo by SMSC as if it had occurred  effective March 1, 2010. These operating  results for different  fiscal year and three-month periods may be  appropriately  combined for pro forma  purposes,  since the fiscal  year-end and three-month periods are within 93 days of each other,  in  accordance  with  Securities  and Exchange Commission guidance contained within Regulation S-X.

This unaudited pro forma condensed combined financial information should be read in conjunction with the Company's audited consolidated  financial statements and notes thereto  included in the Company's Annual Report on Form 10-K for the year ended February 28, 2011 filed on April 19, 2011, as well as the Company’s Quarterly Report on Form 10-Q for the three month periods ended May 31, 2011 filed on June 30, 2011 and the audited  and unaudited consolidated  financial  statements and notes thereto of BridgeCo included in this report.

Standard Microsystems Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	SMSC For the Year Ended February 28, 2011	BridgeCo, Inc. For the Year Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Combined

Sales and Revenues	409,479	6,234	-		415,713
Cost of goods sold	194,585	4,245	1,844	(a)(b)	200,674

Gross profit	214,894	1,989	(1,844)		215,039

Operating expenses (income):
Research and development	96,370	2,750	-		99,120
Selling, general and administrative	100,661	3,040	310	(a)	104,011
Acquisition termination fee	(7,700)	-	-		(7,700)
Restructuring Charges	4,703	-	-		4,703
Impairment loss on equity investment (Symwave)	3,208	-	-		3,208
Gain on equity investment (Canesta)	(320)	-	-		(320)
Revaluation of contingent consideration	(4,206)	-	-		(4,206)
Impairment loss on intangible assets	3,531	-	-		3,531
Income (loss) from operations	18,647	(3,801)	(2,154)		12,692

Other income (expense):
Interest income	659		-		659
Interest expense	(153)	(281)	263	(d)	(171)
Change in fair value of warrants	-	(36)	-		(36)
Other income (expense), net	(248)	7	-		(241)

Income (loss) before income taxes	18,905	(4,111)	(1,891)		12,903

Provision for (benefit from) income taxes	8,278	16	(681	) (e)	7,613

Net income (loss)	$10,627	$(4,127)	$(1,210)		$5,290

Basic net income (loss) per share:	$0.47				$0.23

Diluted net income (loss) per share:	$0.46				$0.23

Shares Used in the Calculation of Net Income (Loss) Per Share:
Basic	22,667				22,667
Diluted	23,108				23,108

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Standard Microsystems Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share data)

	SMSC For the Three Months Ended May 31, 2011	BridgeCo, Inc. For the Three Months Ended March 31, 2011	Pro Forma Adjustments		Pro Forma Combined

Sales and Revenues	$103,495	$2,235	-		105,730
Cost of goods sold	47,710	1,468	122	(a)(b)	49,300

Gross profit	55,785	767	(122)		56,430

Operating expenses (income):
Research and development	24,527	1,135	-		25,662
Selling, general and administrative	23,246	1,046	(45	) (a)(c )	24,247
Restructuring Charges	343	-	-		343
Income (loss) from operations	7,669	(1,414)	(77)		6,178

Other income (expense):
Interest income	118	-	-		118
Interest expense	(38)	(52)	52	(d)	(38)
Change in fair value of warrants	-	(413)	-		(413)
Other income (expense), net	142	(26)	-		116

Income (loss) before income taxes	7,891	(1,905)	(25)		5,961

Provision for (benefit from) income taxes	1,714	-	(9	) (e)	1,705

Net income (loss)	$6,177	$(1,905)	$(16)		$4,256

Basic net income per share:	$0.27				$0.18

Diluted net income per share:	$0.26				$0.18

Shares Used in the Calculation of Net Income (Loss) Per Share	:
Basic	23,059				23,059
Diluted	23,557				23,557

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Standard Microsystems Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.   Summary of Transaction

On May 19, 2011 SMSC completed the acquisition of BridgeCo, Inc. (“BridgeCo”), a leader in wireless networked audio technologies. BridgeCo's JukeBlox(TM) technology connects tablets, smartphones, PCs, Macs and other consumer electronics products by enabling consumers to access their local or cloud-based music library from any device and from any room in the home. Its JukeBlox software platform, with integrated WiFi® support, enables music streaming to virtually all home audio equipment including home theater systems, A/V receivers, radios, wireless speakers and portable music player docking stations. BridgeCo's technology has been adopted by some of the largest consumer electronics brands in the world including Pioneer, Philips, Denon, Marantz, JBL, B&W and Harmon/Kardon.

The majority of BridgeCo’s assets are located in the United States. BridgeCo also has operations in India and Japan. The functional currency of BridgeCo’s operations in India is the Indian Rupee and in Japan, the Japanese Yen.

SMSC made an initial investment of $41.0 million in cash (net of cash acquired). The terms of the purchase agreement provide for potential earnout payments of up to $5 million in 2012 and up to $22.5 million in 2013 to former BridgeCo shareholders, dependent on BridgeCo reaching certain revenue goals in calendar years 2011 and 2012. The Company performs a quarterly revaluation of contingent consideration and records the change as a component of operating income.

In addition, employee severance and retention bonus plans were established as part of the merger agreement, as well as an earnout bonus plan in which a portion of the earnout payment due to shareholders was apportioned to employees contingent upon continuous future employment as of the specified payout dates established by the plan. This portion of the earnout was not included as part of the contingent consideration liability but is being charged to earnings over the required service period as earned. These charges have been excluded from the pro forma results and will result in additional charges of $1.3 million and $1.5 million in fiscal years 2012 and 2013, respectively.

2.   Consideration Paid, Assets Acquired and Liabilities Assumed

The following table summarizes the components of the purchase price at fair value (in thousands):

Cash acquired	$(374)
Cash consideration paid	41,342
Liability for contingent consideration	8,800
Total consideration	$49,768

The following table summarizes the allocation of the purchase price at fair value (in thousands):

Receivables	$601
Inventories	950
Other current assets	629
Property, plant and equipment	442
Intangible assets	9,370
Goodwill (all non-deductible for tax purposes)	40,304
Deferred tax assets	306
Other non current assets	258
Non-interest bearing liabilities	(2,402)
Deferred tax liabilities	(690)
Net assets	$49,768

BridgeCo’s  finished  goods inventory has been valued at estimated selling prices less the costs of disposal and a  reasonable  profit allowance  for the related  selling  effort;  These  values  initially  exceed  BridgeCo’s historical cost by approximately $0.4 million. This value was recorded as an increase to the carrying value of inventory, and then will be recorded as a component of cost of goods sold as the underlying  inventory is sold.

3.   Intangible Assets

The amounts allocated to acquired identifiable intangible assets consists of the following (in thousands):

Developed technologies	$7,400
Customer relationships	1,900
Trade name	70
$9,370

The estimated  fair value  attributed to existing  technologies  was  determined based upon a discounted  forecast of the  estimated  net future cash flows to be generated from the technologies using a discount rate of 17%. The estimated fair value of existing  technologies  will be amortized over a period of 5 years ($123 thousand per month) on a straight-line  basis,  which  approximates  the  pattern  in which the  economic benefits of the existing technologies are expected to be realized.

The estimated  fair value  attributed to customer  relationships  was determined based on a  discounted  forecast  of the  estimated  net future cash flows to be generated from the relationships discounted at a rate of 15%. The estimated fair value of the customer  relationships  will be amortized over a period of 8 years ($20 thousand per month)on a straight-line  basis,  which approximates the pattern in which the economic benefits of the customer relationships are expected to be realized.

The estimated fair value of the trade name will be amortized over a period of 1 year on a straight-line  basis,  which approximates the pattern in which the economic benefits of the customer relationships are expected to be realized.

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets. In accordance with the provisions of ASC 350, goodwill is not amortized but will be tested for impairment at least annually.

4.   Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Unaudited Pro Forma Condensed Combined Statement of Operations:

a) To reflect amortization expense related to the acquired identifiable intangible assets, calculated over the estimated useful lives on a straight-line basis (See Note 3 – Intangible Assets), less related amortization expense included within the operating results of the Company for the period in which BridgeCo’s results of operations were included in the Company’s results of operations  (May 31, 2011). There was no amortization of intangibles included in BridgeCo’s results of operations.

b)  To reflect amortization of inventory step-up of $368 thousand (See Note 2 - Consideration Paid, Assets Acquired and Liabilities Assumed) for the fiscal year ended February 28, 2011, less related amortization of inventory step-up included within the operating results of the Company for the period in which BridgeCo’s results of operations were included in the Company’s results of operations  (May 31, 2011).

c)  To eliminate employee severance and retention bonus plans established as part of the merger agreement (See Note 1 – Summary of Transaction) included within the operating results of the Company. d)  To eliminate interest expense on long term debt extinguished as part of the acquisition.

e)  To adjust for taxes at the statutory rate of 36%.